                                                                EXHIBIT 10(ff)





                  DISCRETIONARY LINE OF CREDIT LETTER AGREEMENT



                                October 21, 1997


Valley Forge Dental Associates, Inc.
1018 West Ninth Avenue
King of Prussia, PA  19406
Attention:  Stephen F. Nagy
            Chairman and CEO

      Re:   $10,000,000 Discretionary Line of Credit Letter Agreement

Dear Steve:

            I am pleased to confirm that PNC Bank, National Association (the "Bank") has approved a $10,000,000 discretionary line of credit to Valley Forge Dental Associates, Inc., a Delaware corporation (the "Borrower"). Loans made under the line of credit, if any, shall be due and payable on demand. All loans will bear interest and will be subject to the terms and conditions set forth in this Agreement and in the enclosed Note. Assuming that (i) the Borrower is in compliance with the terms and conditions herein and under the Loan Documents,
(ii) no event specified in clauses (i) - (x) on pages 2 through 3 hereof has occurred and (iii) no demand has been made hereunder, the Bank agrees only to review Loan requests by the Borrower until the earlier of (i) April 21, 1998, or
(ii) the date of the closing of the initial public offering of capital stock of the Borrower (the "Review Date").

            In addition to the words and terms defined elsewhere in this Agreement, capitalized terms shall have the meanings given to them as set forth on Exhibit A hereto.

            This is not a committed line of credit. The Borrower acknowledges and agrees that Loans under this line of credit, if any, shall be made at the sole discretion of the Bank. The Bank may decline to make Loans under the line, terminate the line or demand repayment of all outstanding obligations thereunder, at any time and for any reason without prior notice to the Borrower. Subject to the sole discretion of the Bank to make Loans under this line of credit, the Borrower may request Loans, repay and request additional Loans hereunder, subject to the terms and conditions of this Agreement and the other Loan Documents. In no event shall the aggregate unpaid principal amount of Loans under this Agreement exceed the face amount of the Note. This Agreement sets forth certain terms and conditions solely to assure that the parties understand each other's expectations and to assist the Bank in evaluating the status, on an ongoing basis, of the discretionary line of credit.

Valley Forge Dental Associates, Inc.
October 21, 1997
Page 2


            The Borrower may irrevocably request the Bank to make a Loan three
(3) Business Days prior to the date for making the Loan ("Borrowing Date"), and request that such Loan shall bear interest at the Base Rate Option or Euro-Rate Option, which shall be acceptable to the Bank in its sole discretion. The parties acknowledge that (i) the foregoing provision that Lender may, in its sole discretion, accept a Euro-Rate Option with respect to any Loan does not alter the discretionary nature of the line of credit and the agreement that all Loans made pursuant to this Agreement are payable upon demand of the Bank for any or no reason whatsoever and (ii) if demand is made during a Euro-Rate Interest Period, the Bank may incur losses or expenses for which the Borrower is obligated to indemnify the Bank as set forth more fully herein. Interest shall be payable at the applicable rate on the dates as provided in the Note.

            A request for a Loan made by telephone must be promptly confirmed in writing by letter, facsimile or telex in such form as the Bank may require. The Borrower authorizes the Bank to accept telephonic requests for Loans, and the Bank shall be entitled to rely upon the authority of any person providing such instructions without the necessity of receipt of such written confirmation. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which may arise or be created by the acceptance of such telephone requests or making such Loans pursuant to such telephonic requests. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each Loan, the option, rate and interest period applicable thereto, as well as the date and amount of each payment made by the Borrower.

            The Bank's willingness to consider making Loans under this facility is subject to (i) the truth and accuracy at all times of the Representations and Warranties of the Loan Parties contained on Exhibit B attached hereto and made a part hereof; (ii) the compliance by the Loan Parties with the Affirmative Covenants contained on Exhibit C attached hereto and made a part hereof; and
(iii) the compliance by the Loan Parties with the Negative Covenants contained on Exhibit D attached hereto and made a part hereof. However, the Loan Parties' compliance with such representations, warranties and covenants shall not alter the discretionary nature of the line of credit and shall not in any way obligate the Bank to make any Loans under the line of credit.

            Upon the happening of any of the following:

            (i) failure of any Loan Party to pay any principal or interest of any Loan, fees or any other amount owing hereunder or under the other Loan Documents upon request of the Bank;

            (ii) failure of any Loan Party to perform any obligation, covenant or liability (other than those contained in clause (i) above) contained or referred to herein or in the Note or any other Loan Document and such failure to perform shall continue unremedied for a period of ten (10) days after any officer of such Loan Party becomes aware of the occurrence thereof;

Valley Forge Dental Associates, Inc.
October 21, 1997
Page 3


            (iii) any warranty, representation or statement made or furnished to the Bank by or on behalf of the Borrower or any other Loan Party proves to have been false or misleading at any time in any material respect;

            (iv) any event occurs which constitutes a default under or permits or causes any holder (including the Bank) of any Indebtedness owing by any Loan Party in excess of $250,000 to accelerate such Indebtedness of any Loan Party including, without limitation, under any note, indenture, agreement or undertaking to which any Loan Party is a party or by which any Loan Party is bound;

            (v) the occurrence of any Material Adverse Change;

            (vi) a final judgment for the payment of money in excess of $250,000 is entered against any Loan Party or its assets in excess of $250,000 in value are attached in a legal proceeding which judgment or attachment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty
(30) days from the date of entry;

            (vii) dissolution or termination of existence of the Borrower, Abbingdon Partners-II or Abbingdon Partners-III or insolvency, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by or the commencement of proceedings under any bankruptcy or insolvency laws by or against any Loan Party which appointment, assignment or proceeding remains unstayed, undismissed and in effect for a period of thirty (30) days;

            (viii) the revocation or attempted revocation, in whole or in part, of any Guaranty Agreement;

            (ix) the withdrawal of Abbingdon-II Partners as general partner of Abbingdon Partners-II or the withdrawal of Abbingdon-II Partners as general partner of Abbingdon Partners-III; or

            (x) with respect to Abbingdon Partners - II and Abbingdon Partners - III, the occurrence of any of the events set forth in (a) clauses (i) - (iii) on page 3 of the Discretionary Line of Credit Letter Agreement dated July 27, 1995 among the Bank, XYAN, Inc. (formerly Quik Print, Inc.) and the Subsidiaries and Guarantors set forth therein, as amended or modified from time to time (the "XYAN Letter Agreement") or (b) clauses (i) - (iii) on pages 2-3 of the Discretionary Line of Credit Letter Agreement dated January 14, 1995 among the Bank, TLM Holdings Corp. and the Subsidiaries and Guarantors set forth therein, as amended or modified from time to time (the "TLM Letter Agreement");

the Bank shall not be obligated to review or respond to any request for Loans under this Agreement. The foregoing provision is in addition to the agreement of the parties hereto that all Loans made pursuant to this Agreement are subject to the Bank's sole and absolute discretion, as provided herein.

Valley Forge Dental Associates, Inc.
October 21, 1997
Page 4


            The Note is a demand note and the liability thereunder and any other liability of the Borrower under this Agreement for payment of money are payable forthwith, upon demand of the Bank, for any or no reason whatsoever, and without any showing of insecurity on the part of the Bank, with the result that the Note and any such other liability are by their very nature due and payable commencing on the date of the execution and delivery thereof and hereof without regard as to whether the Bank has made any request for payment or presentment whatsoever. The representations, warranties and covenants contained in this Agreement, the Note and all other Loan Documents have been relied upon by the Bank in entering into this Agreement and in making the Loans, if any, hereunder, but are not to be construed as altering the demand character of the Note evidencing the Loans made pursuant to this Agreement or the Borrower's liability hereunder or under the Note.

            To compensate the Bank for its approval of this discretionary line of credit and its periodic review and analysis of the Borrower's financial condition, the Borrower shall pay to the Bank a non-refundable fee in the amount of $30,000 to be received by the Bank prior to the date hereof. This fee shall in no way obligate the Bank to make any Loans hereunder or alter the discretionary nature of the line of credit.

            If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

            (i) subjects the Bank to any tax or changes the basis of taxation with respect to this Agreement, the Note, the Loans or payments by the Borrower of principal, interest, or other amounts due from the Borrower hereunder or under the Note (except for taxes on the net income of the Bank),

            (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, the Bank, or

            (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, the Bank, or
(B) otherwise applicable to the obligations of the Bank under this Agreement,

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon the Bank or its parent with respect to this Agreement, the Note or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the capital of the Bank or its parent, taking into consideration the Bank's customary

Valley Forge Dental Associates, Inc.
October 21, 1997
Page 5


policies with respect to capital adequacy) by an amount which the Bank in its sole discretion deems to be material, the Bank shall from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by the Bank (which determination shall be conclusive absent manifest error) to be necessary to compensate the Bank for such increase in cost, reduction of income or additional expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Bank ten (10) Business Days after such notice is given. For purposes of this paragraph, in calculating the amount necessary to compensate the Bank for any such increase in cost, reduction of income or additional expense, the Bank shall calculate the amount payable to it in a manner consistent with the manner in which it shall calculate similar compensation payable to it by other borrowers having provisions in their credit agreements comparable to this paragraph.

            In addition to the compensation required in the preceding paragraph, the Borrower shall indemnify the Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by the Bank to fund or maintain Loans subject to the Euro-Rate Option) which the Bank sustains or incurs as a consequence of any

            (i) payment, prepayment, conversion or renewal of any Loan to which the Euro-Rate Option applies on a day other than the last day of the corresponding Euro-Rate Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

            (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to Loan requests or prepayments, or

            (iii) failure by any Loan Party in the performance or observance of any covenant contained in this Agreement or any other Loan Document, including without limitation any failure of any Loan Party to pay when due (by acceleration or otherwise) any principal, interest, or any other amount due hereunder.

            If the Bank sustains or incurs any such loss or expense it shall from time to time notify the Borrower of the amount determined in good faith by the Bank (which determination shall be conclusive absent manifest error and may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Bank shall deem reasonable) to be necessary to indemnify the Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Bank ten (10) Business Days after such notice is given.

            This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and

Valley Forge Dental Associates, Inc.
October 21, 1997
Page 6


enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

            This Agreement shall be binding upon and shall inure to the benefit of the Bank, the Loan Parties and their respective successors and assigns, except that the Loan Parties may not assign or transfer any of their rights and obligations hereunder or any interest herein.

            This Agreement and the other Loan Documents constitute the entire agreement among the Bank and the Loan Parties and supersede all prior communications, oral and written, as well as all contemporaneous oral communications among the parties with respect hereto. No amendment to or modification of this Agreement or the other Loan Documents shall be effective unless set forth in writing and signed by each of the parties to this Agreement.

            Enclosed for execution is the Note evidencing this facility. Please indicate each Loan Party's agreement to the terms and conditions of this Agreement by having the enclosed copy of this Agreement executed where indicated and returning it to me. Prior to the making of any Loans hereunder, the Loan Parties must deliver to the Bank a duly executed original of the Loan Documents and a certified copy of resolutions authorizing the transactions contemplated by the Loan Documents, an incumbency certificate and an opinion of counsel, each in form and substance satisfactory to the Bank.

                           [INTENTIONALLY LEFT BLANK]

Valley Forge Dental Associates, Inc.
October 21, 1997
Page 7


            I am pleased to offer support for your banking needs and look forward to working with you.

                                    Very truly yours,

                                    PNC BANK, NATIONAL ASSOCIATION


                                    By: /s/ Justin J. Falgione
                                        -------------------------------
                                    Title: Relationship Manager


                                    Address for Notices:

                                    249 Fifth Avenue
                                    One PNC Plaza, 6th Floor
                                    Pittsburgh, Pennsylvania 15222-2707

                                    Attention:  Mr. Justin J. Falgione
                                    Telephone No.  (412) 762-2190
                                    Telecopier No. (412) 768-5149

Valley Forge Dental Associates, Inc.
October 21, 1997
Page 8


Agreed, accepted and intending to be legally bound hereby this 21st day of October, 1997

Valley Forge Dental Associates, Inc. and the Subsidiaries listed on
Schedule 1 hereto (other than Riverhearst, Inc.)


By: /s/ W. Gary Liddick
    __________________________________________
    W. Gary Liddick,
    Vice President & Chief Financial Officer

Riverhearst, Inc.


By:  /s/ Robert A. Ouimette
     __________________________________________
     Robert A. Ouimette,
     President

Address for Notices:

1018 West Ninth Avenue
King of Prussia, Pennsylvania 19406

Attention:  Mr. W. Gary Liddick
Telephone No.  (610) 992-3319
Telecopier No. (610) 992-3392

Valley Forge Dental Associates, Inc.
October 21, 1997
Page 9


ABBINGDON VENTURE PARTNERS
LIMITED PARTNERSHIP - II

By:  Abbingdon-II Partners,
     as general partner

     By: /s/ Stephen F. Nagy
        --------------------
        Stephen F. Nagy,
        general partner

Address for Notices:

1018 West Ninth Avenue
King of Prussia, Pennsylvania 19406

Attention:  Mr. John H. Foster
Telephone No.  (610) 992-7650
Telecopier No. (610) 992-3390


ABBINGDON VENTURE PARTNERS
LIMITED PARTNERSHIP - III

By:         Abbingdon-II Partners,
            as general partner

            By: /s/ Stephen F. Nagy
                --------------------
                  Stephen F. Nagy,
                  general partner

Address for Notices:

1018 West Ninth Avenue
King of Prussia, Pennsylvania 19406

Attention:  Mr. John H. Foster
Telephone No.  (610) 992-7650
Telecopier No. (610) 992-3390

                                   SCHEDULE 1


             SUBSIDIARIES OF VALLEY FORGE DENTAL ASSOCIATES, INC.



      1. VFD of Pennsylvania, Inc., a Delaware corporation and a wholly-owned subsidiary of Valley Forge Dental Associates, Inc.

      2. Horizon Group International, Inc., an Ohio corporation and a wholly-owned subsidiary of Valley Forge Dental Associates, Inc.

      3. Precise Dental Lab., Inc., an Ohio corporation and a wholly-owned subsidiary of Horizon Group International, Inc.

      4. Riverhearst, Inc., a Delaware corporation and a wholly-owned subsidiary of Valley Forge Dental Associates, Inc.

      5. VFD of Georgia, Inc., a Delaware corporation and a majority-owned subsidiary of Valley Forge Dental Associates, Inc.

      6. VFD of Pittsburgh, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of VFD of Pennsylvania, Inc.

      7. ProDent, Inc., a Pennsylvania corporation and a majority-owned subsidiary of Valley Forge Dental Associates, Inc.

      8. VFD Realty, Inc., a Delaware corporation and a wholly-owned subsidiary of VFD of Pennsylvania, Inc.


-------------------------------

Penn Dental Associates, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of VFD of Pennsylvania, Inc., is in the process of being dissolved; it conducts no business and owns no assets.

                                    EXHIBIT A
                                   DEFINITIONS


            Abbingdon Partners-II means Abbingdon Venture Partners Limited Partnership - II, a Delaware limited partnership.

            Abbingdon Partners-III means Abbingdon Venture Partners Limited Partnership - III, a Delaware limited partnership.

            Account Debtor shall mean any Person who is or who may become obligated to the Borrower or any Subsidiary of the Borrower under, with respect to, or on account of, an Account (as defined in the Security Agreement).

            Affiliate as to any Loan Party shall mean any other person (i) which directly or indirectly controls, is controlled by, or is under common control with such Loan Party, (ii) which beneficially owns or holds 50% or more of any class of the voting stock of any Loan Party, or (iii) 50% or more of the voting stock (or in the case of a person which is not a corporation, 50% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by any Loan Party. Control, as used herein, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

            Agreement shall mean this Discretionary Line of Credit Letter Agreement as the same may be supplemented or amended from time to time including all schedules and exhibits hereto.

            Base Rate shall mean the greater of (i) the Federal Funds Effective Rate plus one-half percent (0.5%) per annum, or (ii) the interest rate per annum announced from time to time by the Bank at its office at 249 Fifth Avenue, Pittsburgh, Pennsylvania, as its then prime rate, which rate may not necessarily be the lowest rate then being charged commercial borrowers by the Bank.

            Base Rate Option shall mean a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.

            Base Rate Portion shall mean the portion of the Loans bearing interest at any time under the Base Rate Option.

            Borrowing Tranche shall mean (i) with respect to the Euro-Rate Portion, Loans to which a Euro-Rate Option applies by reason of the selection of, conversion to or renewal of such Interest Rate Option on the same day and having the same Euro-Rate Interest Period, and (ii) with respect to the Base Rate Portion, Loans to which the Base Rate Option applies by reason of the selection of or conversion to such Interest Rate Option.

            Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania.

            Euro-Rate shall mean with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Euro-Rate Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upward to the nearest 1/16 of 1% per annum) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the eurodollar rate two (2) Business Days prior to the first day of such Euro-Rate Interest Period in amounts comparable to such Borrowing Tranche and having maturities comparable to such Euro-Rate Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                        [Telerate page 314 as Quoted by Noonan,
            Euro-Rate = Astley & Pierce or appropriate successor]
                        1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Bank shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

            Euro-Rate Interest Period shall mean one month.

            Euro-Rate Option shall mean a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus two percent (2%).

            Euro-Rate Portion shall mean the portion of the Loans bearing interest at any time under the Euro-Rate Option.

            Euro-Rate Reserve Percentage shall mean the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Bank (which determination shall be conclusive absent manifest error) which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liability") of a member bank in such System.

            Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

            GAAP shall mean generally accepted accounting principles as are in effect from time to time and applied on a consistent basis (except for changes in application in which the Borrower's independent certified public accountants concur) both as to classification of items and amounts.

            Guaranty of any person shall mean any obligation of such person guaranteeing or in effect guaranteeing any liability or obligation of any other person in any manner, whether directly or indirectly, including, without limiting the generality of the foregoing, any agreement to indemnify or hold harmless any other person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

            Guaranty Agreements shall mean collectively the Guaranty and Suretyship Agreement (Partnership Guaranty) executed and delivered by Abbingdon Partners-II and Abbingdon Partners-III to the Bank and the Guaranty and Suretyship Agreement (Subsidiaries) executed and delivered by each of the Subsidiaries of the Borrower identified on Schedule 1 hereto to the Bank and Guaranty Agreement shall mean separately any Guaranty Agreement, as any of the foregoing is supplemented or amended from time to time in accordance with the terms hereof and thereof.

            Indebtedness shall mean as to any person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note), or (v) any Guaranty of Indebtedness for borrowed money.

            Interest Rate Option shall mean the Euro-Rate Option or Base Rate Option.

            Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

            Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

            Loan Documents shall mean this Agreement, the Note and the Guaranty Agreements, the Pledge Agreement, the Security Agreement and any other financing statements, stock powers, proxies, instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

            Loan Parties shall mean collectively the Borrower, Abbingdon Partners-II, Abbingdon Partners-III and each Subsidiary of the Borrower whether now existing or hereafter formed or acquired, and Loan Party shall mean any of the Loan Parties.

            Loans shall mean collectively and Loan shall mean separately all demand loans or any demand loan made by the Bank to the Borrower pursuant to this Agreement.

            Management Agreement shall mean any one or more legally binding contracts together which are now or hereafter existing and pursuant to which a Loan Party receives a management fee from an Unaffiliated Managed Company in exchange for administrative and miscellaneous services provided by such Loan Party.

            Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower and its Subsidiaries taken as a whole, (c) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of Abbingdon Partners-II or Abbingdon Partners-III, (d) impairs materially or could reasonably be expected to impair materially the ability of any one or more Loan Parties to duly and punctually pay or perform Indebtedness in principal amount in excess of $250,000 in the aggregate, or (e) impairs materially or could reasonably be expected to impair materially the ability of the Bank, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

            Note shall mean the Demand Note executed and delivered by the Borrower to the Bank in connection herewith in the face amount of $10,000,000, as supplemented or amended from time to time in accordance with the terms hereof and thereof.

            Official Body shall mean any national, federal, state, local or other government or political subdivision thereof, or any agency, authority, bureau, central bank, commission, department or instrumentality of any government or political subdivision thereof, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

            Permitted Acquisition shall have the meaning given to such term in paragraph (c) of Exhibit D to this Agreement.

            person shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

            Pledge Agreement shall mean the Pledge Agreement executed and delivered by the Pledgors to the Bank, together with the stock powers and proxies executed and delivered in connection therewith, as the foregoing are supplemented or amended from time to time in accordance with the terms hereof and thereof, pursuant to which (i) all of the Pledgors' outstanding capital stock in the Borrower and (ii) all of the outstanding capital stock of each Subsidiary of the Borrower (other than Unaffiliated Managed Companies) shall be pledged to the Bank.

            Pledgors shall mean Abbingdon Partners - II, Abbingdon Partners - III, Abbingdon Venture Partners Limited Partnership, Business Development Limited Partnership - III and certain Subsidiaries of the Borrower set forth in the Pledge Agreement.

            Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to the Borrower or deferred payments by the Borrower for the purchase of such tangible personal property.

            Security Agreement shall mean the Security Agreement executed and delivered by the Borrower and each Subsidiary of the Borrower to the Bank, together with the financing statements executed and delivered in connection therewith, as any of the foregoing are supplemented or amended from time to time in accordance with the terms hereof and thereof.

            Subsidiary of any person at any time shall mean (i) any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such person or one or more of such person's Subsidiaries, or any limited partnership of which such person is a general partner or any partnership of which more than 50% of the partnership interests is at the time directly or indirectly owned by such person or one or more of such person's Subsidiaries or (ii) any other entity of which such person owns more than 50% of the ownership interests, directly or indirectly, and (iii) any corporation, trust, partnership or other entity, other than an Unaffiliated Managed Company, which is controlled or capable of being controlled by such person or one or more of such person's Subsidiaries.

            Unaffiliated Managed Company shall mean a business corporation or a professional corporation which (i) is not a Subsidiary or a Loan Party, (ii) does business in a state prohibiting the practice of dentistry by any business corporation or by a business corporation not owned by an individual or licensed individual or the licensing of a corporation not owned by an individual or licensed individual to provide dental services; and (iii) is party with a Loan Party to a Management Agreement, and Unaffiliated Managed Companies shall mean such corporations collectively.

                                    EXHIBIT B

            Representations and Warranties. Each Loan Party represents and warrants to the Bank as follows:

            (a) Organization and Qualification. Each of the Loan Parties is a corporation or partnership, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization; each Loan Party has the corporate or partnership (as the case may be) power to own or lease its respective properties and to engage in the business it presently conducts or proposes to conduct; and each Loan Party is duly qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not constitute a Material Adverse Change.

            (b) Ownership of Borrower. At least fifty-one percent (51%) of the issued and outstanding common stock of the Borrower is owned by Abbingdon Partners-II and Abbingdon Partners-III. Each of Abbingdon Partners - II, Abbingdon Partners - III, Abbingdon Venture Partners Limited Partnership and Business Development Capital Limited Partnership - III shall pledge to the Bank pursuant to the Pledge Agreement one hundred percent (100%) of the issued and outstanding capital stock of the Borrower owned by it from time to time.

            (c) Subsidiaries. Schedule 1 attached hereto and made a part hereof states the name of each Subsidiary of the Borrower and its jurisdiction of organization. The Borrower has no other Subsidiaries other than the Subsidiaries listed on Schedule 1 attached hereto.

            (d) Power and Authority. Each Loan Party has full corporate or partnership (as the case may be) power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its obligations under the Loan Documents to which it is a party and all such actions have been duly authorized by all necessary proceedings on its part.

            (e) Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document, when duly executed and delivered by each respective Loan Party thereto, will have been duly and validly executed and delivered by such Loan Parties. This Agreement and each other Loan Document delivered by the Loan Parties pursuant to the provisions hereof constitutes or will constitute (upon execution and delivery) legal, valid and binding obligations of the Loan Parties party thereto, enforceable against each respective Loan Party in accordance with their respective terms, except to the extent that (i) enforceability of any of the foregoing Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance or by general equitable principles, (ii) the exercise by the Bank of its right and remedies in respect of the Collateral is contrary to applicable Law relating to Account Debtors which are Official Bodies.

            (f) No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents by the Loan Parties nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, by-laws or other organizational documents of any Loan Party, or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now owned or hereafter acquired) of any Loan Party (other than Liens granted under the Loan Documents).

            (g) Consents and Approvals. Except as set forth on Schedule B(g) hereto, no consent, approval, exemption, order or authorization of, or a registration or filing with, any governmental or administrative body or authority or any other person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party.

            (h) Compliance with Instruments. No Loan Party is in violation of
(i) any term of its certificate of incorporation, by-laws, or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

            (i) Compliance with Laws. All Loan Parties are in compliance in all material respects with all applicable Laws in all jurisdictions in which such Loan Party is presently doing business except where the failure to do so would not constitute a Material Adverse Change.

            (j) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party at law or equity before any Official Body which individually or in the aggregate would constitute a Material Adverse Change.

                                    EXHIBIT C


            AFFIRMATIVE COVENANTS. Each Loan Party covenants and agrees that until payment in full of the Loans and interest thereon and satisfaction of all of the Loan Parties' other obligations hereunder, each Loan Party shall comply at all times with the following affirmative covenants:

            (a) Preservation of Existence, etc. Except as permitted by Exhibit D, clause (c), each Loan Party shall maintain its corporate or partnership existence, as the case may be, and its qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to be so licensed or qualified would not constitute a Material Adverse Change.

            (b) Payment of Liabilities, Including Taxes, etc. Each Loan Party shall duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any Material Adverse Change.

            (c) Compliance With Laws. Each Loan Party shall comply with all applicable Laws, in all respects provided that it shall not be deemed to be a violation of this section if any failure to comply with any law would not result in or constitute a Material Adverse Change.

            (d) Reports and Information. Each Loan Party shall furnish or cause to be furnished to the Bank all information as the Bank may reasonably request. Notwithstanding the foregoing, each Loan Party shall within two (2) Business Days of obtaining knowledge thereof, give notice to the Bank of any material event with respect to such Loan Party or any event, whether or not having occurred, but the occurrence of which may have a material adverse effect upon any Loan Party.

                                    EXHIBIT D


            NEGATIVE COVENANTS. Each Loan Party covenants and agrees that until payment in full of the Loans and interest thereon, and satisfaction of all of the Loan Parties' other obligations hereunder, each Loan Party shall comply at all times with the following negative covenants:

            (a) Indebtedness; Liens. Each Loan Party (other than Abbingdon Partners-II and Abbingdon Partners-III) shall not at any time create, incur, assume or suffer to exist any Indebtedness, except:

                  (i) Indebtedness under the Loan Documents;

                  (ii) Indebtedness existing on the date hereof, including any extensions or renewals thereof provided that there will be no increase in the amount thereof or other significant change in the terms thereof adverse to any Loan Party, except with seven (7) Business Days' prior written notice to the Bank;

                  (iii) Indebtedness secured by Purchase Money Security Interests entered into in the ordinary course of business consistent with past practice provided that the Lien of such Purchase Money Security Interests extends only to the assets purchased;

                  (iv) Indebtedness of a Subsidiary to the Borrower or to another Subsidiary of the Borrower;

                  (v) Indebtedness assumed by Loan Parties pursuant to mergers of persons into Loan Parties in acquisitions or Indebtedness of persons (to the extent assumed by Loan Parties in the case of acquisitions or of such persons if such persons become Loan Parties) whose stock or assets are acquired by Loan Parties in acquisitions (whether by merger or otherwise);

                  (vi) Indebtedness incurred in connection with acquisitions permitted by the Loan Documents, provided that such Indebtedness is subordinated to the Indebtedness of the Borrower to the Bank under the Loan Documents in form and substance satisfactory to the Bank and the Bank shall have received ten (10) Business Days' prior written notice thereof; and

                  (vii) All other Indebtedness, including, without limitation, Indebtedness in favor of either Abbingdon Partners - II or Abbingdon Partners - III or any Affiliate thereof provided that such Indebtedness is subordinated to the Indebtedness of the Borrower to the Bank under the Loan Documents in form and substance satisfactory to the Bank and the Bank shall have received ten (10) Business Days' prior written notice thereof.

            Each Loan Party (other than Abbingdon Partners - II and Abbingdon Partners - III) shall not at any time create, incur, assume or suffer to exist any Liens, except Permitted Liens (as defined in the Security Agreement) and, with respect to VFD Realty, Inc., the mortgage in favor of Gary W. Mink and Mark Perecman as in effect on the date hereof and as amended from time to time so long as the principal amount of Indebtedness secured thereby is not hereafter increased, the material terms of such Indebtedness are not changed and no additional assets, including without limitation real property, become subject to any such Lien.

            (b) Guaranties. Each Loan Party (other than Abbingdon Partners-II and Abbingdon Partners-III) shall not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other person, except under the Loan Documents, unless seven (7) Business Days' prior written notice is given to the Bank.

            (c) Liquidations, Mergers, Consolidations, Acquisitions. Each Loan Party shall not dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation unless seven (7) Business Days' prior written notice is given to the Bank, provided that any wholly-owned Subsidiary of the Borrower may consolidate or merge into the Borrower or any other wholly-owned Subsidiary of the Borrower. Each Loan Party (other than Abbingdon Partners-II and Abbingdon Partners-III) shall not acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock or partnership interests of any person unless seven (7) Business Days' prior written notice is given to the Bank, provided that any Loan Party may acquire by purchase, lease or otherwise, all or substantially all the assets or all of the capital stock or partnership interests of a person or form a new wholly-owned Subsidiary so long as (i) such acquired business, acquired or newly formed wholly-owned Subsidiary is in the same line of business as the Borrower's line of business on the date of this Agreement and (ii) such acquired or newly formed wholly-owned Subsidiary, simultaneously with the acquisition or formation thereof, executes and delivers to the Bank, in form satisfactory to the Bank, a joinder to this Agreement and an update to Schedule 1 hereto and a joinder to the Subsidiary Guaranty Agreement and also delivers to the Bank such other documents and opinions of counsel, each in form and substance satisfactory to the Bank, that the Bank may reasonably request (each, a "Permitted Acquisition").

            (d) Dispositions of Assets or Subsidiaries. No Loan Party (other than Abbingdon Partners - II and Abbingdon Partners - III) shall sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest or partnership interests of a Subsidiary) unless seven (7) Business Days' prior written notice is given to the Bank, except transactions involving (i) any sale, abandonment, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's business; (ii) any sale, transfer, abandonment or lease of assets by any Loan Party which is a wholly-owned Subsidiary of the Borrower to the Borrower or any other wholly-owned Subsidiary of the Borrower; or (iii) any sale, abandonment, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets.

            (e) Joinder of Subsidiaries. The Borrower shall not and shall not permit any other Loan Party (other than Abbingdon Partners-II and Abbingdon Partners-III) to own, create or acquire any Subsidiary except for wholly-owned Subsidiaries which join this Agreement and the Guaranty and Suretyship Agreement (Subsidiaries) unless seven (7) Business Days' prior written notice is given to the Bank.

            (f) Continuation of or Change in Business. Each Loan Party (other than Abbingdon Partners-II and Abbingdon Partners-III) shall not engage in any business other than the Loan Parties' existing lines of business unless seven
(7) Business Days' prior written notice is given to the Bank.

            (g) Loans. No Loan Party (other than Abbingdon Partners - II and Abbingdon Partners - III) shall at any time make or suffer to remain outstanding any loan or advance to, or make any capital contribution to, any other person, or agree, become or remain liable to do any of the foregoing unless seven (7) Business Days' prior written notice is given to the Bank, except loans, advances and investments of the Borrower in wholly-owned Subsidiaries of the Borrower which are a party to this Agreement and Guaranty and Suretyship Agreement (Subsidiaries).

            (h) Dividends and Related Distributions. The Loan Parties (other than Abbingdon Partners-II, Abbingdon Partners-III, VFD of Georgia, Inc. pursuant to its Stockholders/Buy-Sell Agreement dated February 19, 1997 and ProDent, Inc. pursuant to its Stockholders/Buy-Sell Agreement dated October 1,
1997) shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor) unless seven (7) Business Days' prior written notice is given to the Bank, except dividends payable by any Subsidiary of the Borrower to the Borrower.

            (i) Affiliate Transactions. The Loan Parties (other than Abbingdon Partners-II and Abbingdon Partners-III) shall not enter into or carry out any transaction (including, without limitation, purchasing property or services or selling property or services) with any Affiliate or other person unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are fully disclosed to the Bank and is in accordance with all applicable Law unless seven (7) Business Days' prior written notice is given to the Bank.

            (j) Restriction on Liens and Abbingdon Negative Pledge on Assets including Stock, Partnership and Other Interests. Abbingdon Partners-II and Abbingdon Partners-III shall not allow, except with the prior written consent of the Bank, any property or assets owned by either Abbingdon Partners - II or Abbingdon Partners - III including without limitation any capital stock, partnership interests or other equity interests to be pledged as collateral or security or to be subject to any Lien, nor shall Abbingdon Partners-II or Abbingdon Partners-III enter into any agreement with respect to any property described above in this paragraph (j) agreeing not to pledge as collateral or security or to be subject to any Lien on such property, except pursuant to the Loan Documents. Notwithstanding the foregoing, without the prior written consent of the Bank, Abbingdon Partners - II and Abbingdon Partners - III shall be permitted to pledge the capital stock, partnership interests or other equity interests of an entity owned by Abbingdon Partners - II and Abbingdon Partners - III in connection with the financing of such entity so long as the only asset of Abbingdon Partners - II and Abbingdon Partners - III which is pledged is the capital stock, partnership interests or other equity interest of the entity which is obtaining financing.

                   Capital Subject to Call. Abbingdon Partners-II shall not allow its uncalled but committed capital subject to call without any right of set off or counterclaim in accordance with the provisions of its Agreement of Limited Partnership to be less than 60% of the face amount of the Demand Note executed in connection herewith, the Demand Note executed in connection with the XYAN Letter Agreement, and the Demand Note executed in connection with the TLM Letter Agreement, in each case as amended, restated or increased from time to time (the "Note Amounts"). Abbingdon Partners-III shall not allow its uncalled but committed capital subject to call without any right of set off or counterclaim in accordance with the provisions of its Agreement of Limited Partnership to be less than 40% of the Note Amounts.